EXHIBIT 10.1

Employee Stock Option Grants

On February 8, 2013, as approved by the Compensation Committee of  the Pernix Group, Inc. Board of Directors, 347,500 employee stock options were awarded  to certain employees and key executives, bringing the total options awarded and outstanding under the plan to 500,000 as of the date of this filing. Awards to key executives were made in the amount and upon the terms and conditions set forth below.

General Terms of Grant:

•      Form of grant: Stock option awards for executive officers and key executives.

•      Term and vesting of stock options: The stock option grants vest equally over a 3 year period and are coterminous with the expiration date of the plan or 10 years from the date of the grant, whichever occurs sooner.

•      Grant date: February 8, 2013.

•      Exercise Price per Stock Option: Fair market value of a share of Pernix Group, Inc. common stock as of the grant date, to be determined by third party appraisal.

•      Number of stock options:

		Stock Options
Nidal Z. Zayed, President and CEO	-	120,000

Jim Rice, Vice President — Construction	-	65,000

Gregg D. Pollack, Vice President - Administration and Chief Financial Officer	-	50,000

Carol J. Groeber - Corporate Controller and Principal Accounting Officer	-	35,000